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                                                                EXHIBIT 23.1


        CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-72798) and related Prospectus of SciClone Pharmaceuticals, Inc. for the registration of an aggregate of up to $20,000,000 of its common stock, preferred stock and warrants and to the incorporation by reference therein of our report dated January 24, 2002, with respect to the consolidated financial statements and schedule of SciClone Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.





                                                /s/ Ernst & Young LLP


Palo Alto, California
April 9, 2002